Filed Pursuant to Rule 424(b)(3)
Registration No. 333-252422

PROSPECTUS SUPPLEMENT NO. 1

(to prospectus dated February 5, 2021)

UWM HOLDINGS CORPORATION

15,874,987 SHARES OF CLASS A COMMON STOCK

and

115,875,000 SHARES OF CLASS A COMMON STOCK

5,250,000 WARRANTS TO PURCHASE CLASS A COMMON STOCK

Offered by Selling Securityholders

This prospectus supplement is being filed to update and supplement the information contained in the prospectus, dated February 5, 2021 (the “Prospectus”), related to the offer and sale from time to time by the selling securityholders identified in the Prospectus (the “Selling Securityholders”), or their permitted transferees, of (i) up to 115,875,000 shares of Class A common stock, which includes (a) 10,625,000 shares of Class A common stock that were exchanged for Class F Stock in connection with the closing of the Business Combination (as defined in the Prospectus), (b) 50,000,000 shares of Class A common stock issuable upon exchange or conversion of the Common Units in UWM LLC held by SFS Holding Corp., (c) 50,000,000 shares of Class A common stock beneficially held by a limited number of qualified institutional buyers and accredited investors (the “Private Placement Investors”) which were issued upon the closing of the Business Combination and (d) 5,250,000 shares of Class A Common Stock that may be sold by Gores Sponsor IV, LLC that may be received upon exercise of the Private Placement Warrants, and (ii) up to 5,250,000 of our Private Placement Warrants.

This prospectus supplement updates and supplements the Prospectus with the information contained in our Current Report on Form 8-K (the “Current Report”), filed with the SEC on February 9, 2021. Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock and Warrants are listed on the New York Stock Exchange under the symbols “UWMC” and “UWMCWS,” respectively. On February 8, 2021, the closing price of our Class A common stock was $9.51 per share and the closing price for our Warrants was $1.96.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 9, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 3, 2021

UWM Holdings Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39189	82-2124167
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

585 South Boulevard E Pontiac, Michigan		48341
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 981-8898

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	UWMC	New York Stock Exchange
Warrants, each warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50	UWMCWS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 3, 2021, UWM Holdings Corporation, a Delaware corporation (the “Company”) and the Members, as defined therein, of UWM Holdings, LLC entered into the Second Amended and Restated Limited Liability Company Agreement of UWM Holdings, LLC (the “Second Amended and Restated LLC Agreement”). The Second Amended and Restated LLC Agreement amends and restates the First Amended and Restated Limited Liability Company Agreement, dated January 21, 2021. The Second Amended and Restated LLC Agreement makes certain administrative changes and revisions.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

3.3	Second Amended and Restated Limited Liability Company Agreement of UWM Holdings, LLC.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UWM HOLDINGS CORPORATION

By:	/s/ Timothy Forrester
Timothy Forrester
Chief Financial Officer

Date: February 9, 2021